LEASE FOR TOWER SPACE

THIS AGREEMENT (the "Lease") is entered into effective April 20, 2010, between River Point Financial, LLC ("Lessor") and Omnicity, Incorporated ("Lessee").

WHEREAS, Lessor and Lessee entered into a non-binding Letter of Intent on or about April __, 2010; and

WHEREAS, Lessor now owns the communications towers described on Exhibit "A" attached hereto and made apart hereof (the "Real Property"); and

WHEREAS, Lessee desires to use certain space at the Real Property (the "Premises"); and

WHEREAS, Lessor is willing to permit such use on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Use. The Lessee may use the Premises for the purpose of wireless Internet reception and transmission, Wide Area Networking, Virtual Private Networking and Virtual Local Area Networks. Such use includes, but is not limited to, mounting equipment. In exchange for the Rent, Lessee may maintain, service, add to and replace, as needed, the existing radio antennas already installed at the Premises.

2. Term. This Lease shall commence effective April 20, 2010 ("Commencement Date") and shall run for a period of Five (5) years.

3. Renewal. The Lease shall be automatically extended for additional one (1) year renewal terms unless either party gives written notice to the other of its desire to terminate not later than 90-days prior to the termination of the then current Term.

4. Consideration. As consideration for the use of the Premises as provided for herein, the Lessee shall pay monthly rent to Lessor in the amount of Two Thousand Eight Hundred Fifty Dollars ($2,850.00) per month (the "Rent"), payable at Lessor's address as set forth in Section 16 of this Agreement. Rent shall be due upon the 5th day of every month of the Term and any Renewal Term. Rent shall be subject to late charges of Five percent (5%) if not received by the fifteenth (15th) day of every month. All rent payable under this Agreement shall be paid without deduction or offset.

5. Net Lease. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THIS IS A TRIPLE NET LEASE AND LESSOR SHALL NOT BE REQUIRED TO PAY ANY EXPENSE, TO PROVIDE ANY SERVICES, OR TO DO ANY ACT OR THING WITH RESPECT TO THE REAL PROPERTY OR PREMISES, INCLUDING THE TOWERS, IMPROVEMENTS, OR ANY APPURTENANCES. THE RENT PAYABLE UNDER THIS LEASE SHALL BE PAID TO LESSOR WITHOUT ANY CLAIM ON THE

PART OF LESSEE FOR DIMINUTION, SET-OFF OR ABATEMENT AND NOTHING SHALL SUSPEND, ABATE OR REDUCE ANY RENT TO BE PAID HEREUNDER.

6. Interference. The Lessee shall not use, nor shall it permit its properly approved employees, invitees, or agents to use, any portion of the Premise in any way which interferes with the operations of Lessor or others currently using the Premises. Lessee shall, upon notice from Lessor, terminate said interference. Lessor agrees to prohibit any New Lessee (as hereinafter defined), its employees, invitees or agents from using the Premises in a way which interferes with the normal operations of Lessee, as permitted under the terms of this Lease. A New Lessee is defined as any lessee, who enters into an agreement with Lessor to lease or otherwise use space at the Premises on or after the date of the Lessee begins using the Premises.

7. Restrictions on Use. Lessee shall conform to applicable laws and regulations of any public authority affecting the Premises and Lessee's use thereon and assume, at Lessee's sole expense, any costs of such compliance including any fines or penalties. The Lessee shall obtain all federal, state and local permits and licenses necessary to operate under this Lease. Lessee shall operate the Equipment in compliance with the rules and regulations of the Federal Communications Commission and any other applicable licensing authority.

8. Improvements.

(a) Lessee shall have the right, at its expense, to install and maintain the Equipment. The Equipment shall remain the exclusive property of Lessee, or such other owner of the Equipment and Lessee shall have the right to remove it following any termination of this Lease. After removal of the Equipment, Lessee shall restore those certain Premises which it utilized under the terms of this Lease to their original condition at the time of its initial utilization, normal wear and tear excepted.

(b) It is understood that Lessor may also utilize the Premises, and Lessee's use is restricted to locations available upon the Premises as determined solely by Lessor; provided, however, that Lessor shall, at all times during the term of this Lease, allow Lessee to utilize the facilities in a manner consistent with the purpose of this Lease.

9. Access. Lessor shall provide Lessee a license during the term of this Lease for ingress, egress, and access to the any portion of the Premises at which Equipment is located at no additional charge. Access to the Premises authorized by this Lease is restricted to Lessee and such other personnel or contractors necessary for the operation or maintenance of the Equipment. Lessee shall have access to the Premises 24 hours/day, 7 days/week, 365 days/year for the purpose of maintenance and repairs.

a. Lessor shall give at least 24 hours notice to Lessee of its need to perform maintenance to the Premises when such maintenance could possibly interfere with or

affect the Equipment, except in case of an emergency, in which case Notice shall be given as soon as practically possible.

10. Taxes. Lessee shall pay any and all real or personal property taxes assessed on, or any portion of such taxes attributable to, the Lessee's Equipment and/or the Premises.

11. Insurance. Lessee will provide Comprehensive General Liability Insurance in a minimum aggregate amount of one-million-dollars ($1,000,000), and name Lessor as an additional insured on the policy or policies. Lessee may satisfy this requirement by obtaining appropriate endorsements to any umbrella policy of liability insurance Lessee may maintain. Lessee will furnish evidence of such insurance in the form of a Certificate of Insurance satisfactory to Lessor.

Neither party shall be liable to the other (or to the other's successors or assigns) for any loss or damage caused by fire or any of the risks enumerated in a standard "All Risk" insurance policy, and in the event of such insured loss, neither party's insurance company shall have a subrogated claim against the other.

12. Destruction of Premises. If any portion of the Premises is destroyed or damaged so as, in Lessee's judgment, to hinder the effective use of the Equipment, Lessee may elect to terminate this Lease as of the date of the damage or destruction by so notifying Lessor not more than 15 days following the date of damage. Lessor shall not be responsible for repair or replacement of any Equipment, which may be damaged or destroyed or for any other damages, consequential or direct, which may result from damage or destruction to Lessee's Equipment. Lessor is not required to restore any premises destroyed by whatever reason in which case the Lessee shall have the option to terminate the portion of the lease affected.

13. Indemnification. Lessee shall indemnify and hold Lessor harmless from any and all liability, damage, expense (including attorneys' fees and costs), cause of action, suits, claims or judgments by any reason whatsoever caused or arising out of Lessee's occupancy or use of the Premises, except as may arise solely out of the willful act or gross negligence of Lessor.

14. Breach by Lessee. In the event of any breach of any provision of this Lease by Lessee, the breach shall be deemed a default, entitling Lessor, to terminate this Lease or seek any other remedy available at law or equity, after Lessor has delivered to Lessee notice of the breach and a demand that the same be remedied immediately; provided that Lessee shall not be in default after receipt of notice, if Lessee cures the breach within thirty (30) days after receipt of notice (the "Cure Period"). Upon termination, Lessee agrees to promptly remove all of its equipment from the Premises, and return the Premises to their original condition at the time of leasing, normal wear and tear excepted.

15. Liens. Lessee shall not suffer or permit any lien to be filed against its leasehold interest in the Premises or any improvement thereon by reason of work, labor, services or materials performed or supplied to Lessee. If any such lien is filed against Lessee's

leasehold interest or any improvements thereon, Lessee shall cause the same to be discharged of record within thirty (30) days after the date of filing the same unless other arrangements are authorized in writing by Lessor. Lessee shall indemnify Lessor for any costs, damages or expenses (including attorneys' fees) incurred as a result of the filing of such liens or in obtaining their discharge whether such costs, damages or expenses were incurred prior or subsequent to Lease termination.

16. Notices. All notices, requests, demands and other communications hereunder shall be in writing, provided that notices given pursuant to Paragraph 9 may be verbal. Any written notice shall be deemed given if personally delivered or delivered by fax, email, mailed, certified mail, return receipts requested, or sent by overnight carrier to the following addresses:

If to Lessor:
River Point Financial, LLC
210 E. SR 52, Rushville, IN 46173
ATTN: William J. Herdrich, President

If to Lessee:
Omnicity, Incorporated
807 South SR 3
Rushville, IN 46173
ATTN: Greg Jarman, President

17. Electrical Service. Electrical service shall be supplied and paid for by Lessee.

18. Successors and Assigns. This Lease shall run with the Premises described, and shall be binding upon and inure to the benefit of the parties, their respective successors, personal representatives and assigns.

19. Quiet Enjoyment. Lessor covenants that at all times during the term of this Lease, or any renewal thereof, Lessee's quiet enjoyment of the Premises shall not be disturbed as long as Lessee is not in default beyond any applicable grace or cure period.

20. Purchase of Towers. Lessee shall have the right to purchase the towers from Lessor upon notice of its intent to purchase the towers along with payment of Two Hundred Forty-Seven Thousand Five Hundred Dollars ($247,500) to Lessor.

21. Entire Agreement. This Lease constitutes the entire agreement and understanding of the parties, and supersedes all offers, negotiations and other agreements. There are no representations or understandings of any kind not set forth herein. Any amendments to this Lease must be in writing and executed by both parties.

This Lease shall be construed in accordance with the laws of the State of Indiana. If any term or portion of this Lease is found to be void or invalid, such invalidity shall not affect

the remaining terms or portions of this Lease, which shall continue in full force and effect.

DATED as of the date first set forth above.

LESSOR: River Point Financial, LLC

By: ________________________________

William J. Herdrich, President

LESSEE: Omnicity, Incorporated

By: ________________________________

Greg Jarman, President